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                                                                    EXHIBIT 4.5

STATE OF ALABAMA  )

MADISON COUNTY    )

                             STOCK OPTION AGREEMENT
                                     (NQO)

         THIS STOCK OPTION AGREEMENT (this "Agreement"), made and entered into as of the 1st day of January, 1999 (the "Grant Date"), by and between REVNET SYSTEMS, INC., a corporation organized and existing under the laws of the State of Alabama (the "Corporation"), and Randall Bachmeyer (the "Optionee"), as follows:

                                  WITNESSETH:

         WHEREAS, the Corporation desires to grant to the Optionee options to purchase shares of the Common Stock of the Corporation;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree specifically as follows:

         1. Grant of Stock Option. Subject to the terms and conditions contained herein, the Corporation hereby grants Optionee the right, privilege and option to purchase up to 100,000 shares of the Common Stock of the Corporation, par value $0.01 per share, at a purchase price of One Dollar ($1.50) per share (the "Option Shares"). The grant of this option shall be effective as the Grant Date; provided, however, that the option granted herein shall vest in the Optionee as providing in Section 2 hereof. This option is hereby designated a "nonqualified option".

         2. Vesting of the Option Shares. The option to purchase the Option Shares shall vest in the Optionee based on the gross revenue of the Corporation during the period of April 1, 1997 till the Vesting Expiration Date (as hereinafter defined) (the "Vesting Period"). For each $1,000,000 of cumulative gross revenue of the Corporation during the Vesting Period, 20% of the option granted herein shall vest. There shall be no fractional vesting of options. Notwithstanding anything herein to the contrary, if the Corporation shall sell substantially all of its assets or merge with another company or substantially all of the stock of the Corporation is sold to a third party, then the option grated herein shall fully vest immediately. The term "Vesting Expiration Date" shall mean the earlier of:

                  (a)      June 30, 2000;

                  (b)      the date of death of the Optionee; or

                  (c) the resignation or termination of employment of the Optionee with the Corporation.

         3. Option Term. The duration of the option granted under this Agreement shall specifically terminate upon the earlier of the following events (the "Option Expiration Date"):




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                  3.1      Five (5) years from the Grant Date;

                  3.2 Mutual agreement of the Corporation and the Optionee;

                  3.3      Six months after the death of the Optionee; or

                  3.4 Thirty (30) days after the resignation or termination of the employment of the Optionee with the Corporation.

         4. Exercise of Options. The option granted hereunder may be exercised in part. The option may be exercised only by Optionee (or the Estate of the Optionee during the period allowed by Section 3.3 of this Agreement) anytime after the Grant Date and prior to the Option Expiration Date. In no event is any portion of the option to be exercisable after the Option Expiration Date.

         5. Manner of Exercise of Options. To exercise the options granted herein, the Optionee shall give written notice to the Corporation at its principal executive office, to the attention of the President of the Corporation accompanied by payment of the exercise price and by such other documents as the Board of Directors of the Corporation (the "Board") may request. The date the Corporation receives written notice of an exercise hereunder accompanied by payment of the exercise price and all such other documents as may be reasonably required by the Corporation will be considered the date the option was exercised. Promptly after receipt of written notice of exercise of an option, the Corporation shall, without stock issue or transfer taxes to the Optionee or any other person entitled to exercise the option, deliver to the Optionee or such other person a certificate or certificates for the requisite number of Option Shares. An Optionee or transferee of an option hereunder shall not have any privileges as a stockholder in the Corporation with respect to any stock covered by this option until the date of issuance of a stock certificate for such shares.

         6. Changes in Capital Structure. If the common stock of the Corporation is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation, or reorganization, appropriate adjustments shall be made in (A) the number and class of shares of stock subject to this option, and (B) the exercise price of this option; provided, however, that the Corporation shall not be required to issue fractional shares as a result of any such adjustment. Each such adjustment shall be determined by the Board, in its sole discretion, which determination shall be final and binding on all persons. Notwithstanding anything herein to the contrary, there shall be no adjustment to the number of options merely because the Corporation issues additional shares of it stock.

         7. Corporate Transactions. New option rights may be substituted for the options granted herein, or the Corporations obligations as to an outstanding option may be assumed, by a successor corporation or an affiliate thereof, in connection with any merger, consolidation, acquisition, separation, reorganization, dissolution, liquidation, sale or like occurrence ("Corporate Transaction") in which the Corporation is involved and which the Board determines, in its absolute discretion, would materially alter the structure of the Corporation or its ownership. Notwithstanding the foregoing, if such an event occurs and if such successor corporation, or an






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affiliate thereof, does not substitute new options rights for, and substantially equivalent to, the outstanding options granted hereunder, or assume the outstanding options granted hereunder, or if there is no successor corporation, of if the Board determines, in its sole discretion, that the outstanding options should not then continue to be outstanding, the Board may upon ten days' prior written notice to the Optionee in its absolute discretion
(A) shorten the period during which this option is exercisable, (provided it remains exercisable, to the extent otherwise exercisable, for at least ten (10) days after the date the notice is given), or (B) cancel the option upon payment to the Optionee in cash, with respect to the option to the extent then exercisable, of an amount which, in the absolute discretion of the Board, is determined to be equivalent to any excess of the fair market value (at the effective time of the Corporate Transaction) of the consideration that the Optionee would have received if the option had been exercised before the effective time, over the exercise price of the option; provided, however, if there is a successor corporation and replacement options are not granted by the successor Corporation, all outstanding options shall become exercisable prior to the consummation of the transaction such that the Optionee shall have not less than ten (10) days to exercise his option and become a stockholder of record entitled to receive the consideration paid to the other stockholders of the Corporation. If the Optionee fails to exercise his option within any exercise period described in this paragraph and the Corporate Transaction is consummated, his option shall no longer be exercisable and any unexercised option shall be cancelled and terminated. Notwithstanding anything herein to the contrary, nothing shall extend an Optionee's right to exercise the option after the Option Expiration Date. The actions described in this Section may be taken without regard to any resulting tax consequences to the purchaser.

         8. Insufficient Authorized Shares. In the event the option granted herein is exercised, in whole or in part, at a time when insufficient authorized capital shares of the Corporation are available for issuance, the Corporation agrees to take all necessary and appropriate steps to provide sufficient authorized capital shares to be issued pursuant to this option.

         9. Restrictions on Transfer of Shares. Except for a transfer upon the death of the Optionee, the Corporation and Optionee agree that this is a personal, non-transferable and nonassignable option.

         10. Payment of Purchase Price. Except as provide below, payment in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an option is given to the Corporation, and proceeds of any payment shall constitute general funds of the Corporation.

         11. Representatives. The Optionee represents and warrants to the Corporation that the following is true:

                  11.1 The Optionee has sufficient knowledge, background and experience in financial and business matters to evaluate the merits and risks of an investment in the Corporation.



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                  11.2     The Optionee is aware of the great risks involved in
an investment of the Corporation, such risks include, but are not limited to, the lack of operating history, the Corporation's competition, and the inadequacy of the Corporation's working capital.

                  11.3 The Optionee is aware of the current negotiations by the Corporation with venture capital firms and investment banking firms and acknowledges that there is no assurance the Corporation will be able to secure funding from a venture capital firm.

                  11.4 The Optionee is aware of the fact that the common stock of the Corporation has not been registered, nor is registration contemplated under the Securities Act of 1933, as amended, or under the securities laws of any state. Accordingly, such stock must be held indefinitely unless it is subsequently registered under said securities laws or unless, in the opinion of counsel for the Corporation, a sale or transfer of such stock may be made without registration thereunder. The Optionee is further aware that he may not be able to make any sales or transfers of common stock of the Corporation and that any transfer will require the prior approval of the Corporation and that such approval will be in the sole discretion of the Corporation.

                  11.5 The Optionee agrees that any stock purchased pursuant to the options shall be purchased solely for the investment of the Optionee and not for resale.

                  11.6 The Optionee represents that he is an employee of the Corporation.

         12. Restrictive Legend. Any certificate evidencing common stock of the Corporation purchased under the options granted herein shall bear a restrictive legend and the records of the Corporation will indicate restrictions on transferability and sale.

         13. Governing Law. This Agreement shall be interpreted and construed according to an governed by the laws of the State of Alabama.

         14. Entire Agreement. This Instrument contains the entire Agreement of the parties. It may not be changed orally, but may be changed only by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         15. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any provision of this Agreement.

         16. Authority. The provisions of this Agreement required to be approved by the Board have been so approved and authorized.

         17. Benefit. This Agreement shall bind all parties, their respective heirs, executors, administrators and assigns, but nothing contained herein shall be construed as an authorization or right of any party to assign is or her rights or obligations hereunder. The Optionee shall have no right to assign any option herein granted to him and any such attempted assignment shall be ineffective.

         18.      Termination of Agreement. This Agreement shall terminate:




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                  18.1     Upon the Option Expiration Date;

                  18.2 Upon the dissolution or bankruptcy of the Corporation; or

                  18.3 Upon the Corporation's final payment of the amount as provided in Section 7(B) hereof.

         19. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the Breach thereof shall be settled in Huntsville, Alabama, by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed under seal on the day and year first above written.

                                       REVNET SYSTEMS, INC.

                                       By: /s/ Stuart Obermann
                                          --------------------------------
                                           Its:  President

ATTEST:


-----------------------------------
     Its:  Chairman



                                                     (CORPORATION)


                                          /s/ Randall Bachmeyer           (SEAL)
                                          --------------------------------
                                           Randall Bachmeyer



WITNESS:


-----------------------------------                   (OPTIONEE)






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